545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 nyse: fch

For Immediate Release:

FELCOR EXPANDS $400 MILLION CREDIT FACILITY
IRVING, Texas…June 9, 2015 - FelCor Lodging Trust Incorporated (NYSE: FCH) today announced that it has amended and restated its secured line of credit facility to expand its borrowing capacity from $225 million to $400 million.

The term of the amended facility is five years and matures in June 2020 (extended from July 2017), which includes an optional one-year extension that is subject to certain conditions. Borrowings bear interest at LIBOR (no floor) plus an applicable margin ranging from 225 to 275 basis points (reduced from 337.5 basis points), depending on the company’s leverage. The facility is secured by mortgages on seven hotels and permits partial release and substitution of properties, subject to certain conditions.

At closing, FelCor repaid a $140 million secured term loan that otherwise matured in 2017. As a result, FelCor now owns 19 unencumbered properties, an increase of 11 since the end of the first quarter 2015.

J.P. Morgan Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Joint Lead Arrangers and Joint Bookrunners. JPMorgan Chase Bank, N.A., will continue to serve as Administrative Agent. Bank of America, N.A. served as Syndication Agent.
About FelCor
FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets. FelCor partners with leading hotel companies to operate its hotels, which are flagged under globally renowned brands and premier independent hotels. Additional information can be found on the Company’s website at www.felcor.com.

Contact:
Stephen A. Schafer, Senior Vice President
(972) 444-4912 sschafer@felcor.com

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